Exhibit 4.16

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; IT HAS BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

PROMISSORY NOTE

March 17, 2023

$10,000

FOR VALUE RECEIVED, SIGNING DAY SPORTS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of DANIEL NELSON (the “Holder”), the principal amount of FIFTY THOUSAND Dollars ($10,000) (the “Principal Amount”), together with all accrued but unpaid interest on such principal amount) as set forth hereinafter.

1. Payment of Interest. This Promissory Note (this “Note”) shall bear interest at the annual rate of six percent (6%) simple interest from the date hereof, and shall continue to accrue interest until the Maturity Date (as defined below). All accrued and unpaid interest on this Note shall be payable on the Maturity Date. The interest shall be computed on the basis of actual days elapsed and a year of 360 days.

2. Payment of Principal. The entire Principal Amount shall be payable on the Maturity Date, if not prepaid pursuant to Section 4 below, or when such amounts are declared due and payable by the Holder upon or after the occurrence of an Event of Default (as defined below). As used in this Note, the term “Maturity Date” shall mean March 17, 2024, or such earlier date as accelerated pursuant to the terms of this Note.

3. Payments. All payments pursuant to this Note shall be made to the Holder at such address as the Holder may designate in writing from time to time, or as otherwise directed by Holder, in lawful money of the United States of America and shall be applied first to accrued interest, and thereafter to the Principal Amount (collectively, the “Outstanding Balance”). Upon payment in full of the Outstanding Balance this Note shall be surrendered to the Borrower for cancellation.

4. Prepayment. The Borrower may prepay any portion of the Outstanding Balance at any time. All prepayments shall first be applied to accrued interest, and thereafter to the Principal Amount.

5. Default. Notwithstanding anything to the contrary contained herein, the occurrence of any one or more of the following events shall constitute an “Events of Default” hereunder:

(a) Payments. Any failure by the Borrower to pay any amount payable hereunder in accordance with the terms hereof, which is not cured within ten (10) days.

(b) Insolvency. The Borrower (i) makes an assignment for the benefit of creditors, (ii) applies for or seeks the appointment of a receiver, liquidator, assignee, trustee, or other similar official for it or of any substantial part of his property or any such official is appointed, other than upon the Borrower’s request, and such unrequested appointment continues for sixty (60) days, or (iii) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of it or any of his debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon the Borrower’s request, and such unrequested proceeding continues undismissed or unstayed for sixty (60) days.

(c) Contest. The Borrower (or any of his affiliates) shall challenge or contest, in action, suit or proceeding, the validity or enforceability of this Note.

6. Default Rate. Upon the occurrence and during the continuation of an Event of Default, any interest under this Note that accrues during the continuation of such Event of Default (until such default is cured by the Borrower or waived by the Holder in writing) shall accrue at a rate per annum equal to the lesser of (x) 6.0% per annum above the interest rate otherwise in effect and (y) the maximum interest rate permitted under applicable law.

7. Event of Default Acceleration. Except as otherwise provided herein, if any Event of Default shall occur and be continuing, the Holder may (a) by written notice to the Borrower, declare the entire unpaid Outstanding Balance to be forthwith due and payable, whereupon such Outstanding Balance shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (b) whether or not the actions referred to in clause (a) have been taken, exercise any or all rights and remedies available to the Holder under this Note and applicable law. Any amount received by the Holder from the Borrower following any acceleration of the obligations hereunder shall be applied: (i) first, to the payment of all reasonable and documented costs and expenses then due to the Holder from the Borrower in connection with the collection in respect of this Note, including, without limitation, all court costs and reasonable and documented feeds and expenses of his legal counsel, (ii) second, to the payment in full of accrued interest then due from the Borrower hereunder and (iii) last, to the payment in full of the Principal Amount then outstanding hereunder.

8. Other Acceleration. In addition to Section 7, the Maturity Date of this Note shall accelerate upon Borrower’s consummation of its first equity financing, or issuance of any debt convertible into equity, following the date of this Note.

9. Presentment; Demand. The Borrower hereby waives any right to presentment, demand, protest or notice of dishonor and protest of this Note and any other notice, and any set-off against sums due and payable under this Note that the Borrower may have or claim to have against the Holder of this Note.

10. Transfer of this Note. Neither the Borrower nor the Holder may sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of or encumber, in whole or in part this Note or any of their rights, liabilities or obligations hereunder without the prior written consent of the other party. Except as permitted herein, any proposed transfer of this Note shall be void ab initio and of no force or effect.

11. Miscellaneous.

(a) Waiver and Amendment; Successors and Assigns. No amendment, waiver or other modification of any provision of this Note shall be effective without the Borrower’s and the Holder’s prior written consent. The Holder shall not by any act of omission or commission be deemed to waive any of his rights or remedies hereunder unless such waiver be in writing and signed by the Holder (and then only to the extent specifically set forth therein). A waiver of any one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

(b) Binding Effect. The rights and obligations of the Borrower and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrator and transferees of the parties.

(c) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(d) Counterparts. This Note may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Notices. Except as otherwise expressly provided herein, any notice required or permitted hereunder shall be given in writing and it or any certificates or other documents delivered hereunder shall be deemed effectively given or delivered (as the case may be) upon personal delivery (professional courier permissible), by email (with written confirmation of receipt) or when mailed by registered or certified United States mail, three (3) business days after deposit in the United States mail. Such certificates, documents or notice may be personally delivered or sent to addresses set forth on the signature page attached hereto.

(f) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Entire Agreement. This Note, the Agreement and any other documents delivered pursuant hereto or thereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersede any prior agreements (including any memorandum of understanding or letters of intent) between the parties regarding the subject matter hereof.

(h) Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

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The undersigned has executed this Promissory Note as of the date set forth above.

BORROWER:

SIGNING DAY SPORTS, INC.,
a Delaware corporation

By:	/s/ David O’Hara

Its:	COO

Acknowledged and Accepted:

HOLDER:

Daniel Nelson

By:	/s/ Daniel Nelson

Its:

Address:

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